AMENDMENT TO LICENSE AGREEMENT
between
CROMPTON CORPORATION
and
BIOSYN, INC.

THIS AMENDMENT (this "Amendment"), effective as of the 15th day of March, 2006 by and between Chemtura Corporation ("Chemtura"), formerly known as Crompton Corporation and a corporation organized and existing under the laws of the State of Delaware, and Biosyn, Inc. ("Biosyn"), organized and existing under the laws of the Commonwealth of Pennsylvania.

WITNESSETH:

WHEREAS, Chemtura and Biosyn entered into a License Agreement, effective as of the 22nd of May, 2001 (the "License"), pursuant to which Chemtura granted to Biosyn certain exclusive license rights related to patents, patent applications and corresponding foreign patents and patent applications relating to compounds useful against the replication of the Human Immunodeficiency Virus ("HIV") and compounds having microbicidal properties (the "Licensed Technology");

WHEREAS, Biosyn has granted to CONRAD, Eastern Virginia Medical School ("CONRAD") a non-exclusive sublicense to the Licensed Technology under the License to develop, manufacture and sell Products in Developing Countries for the Public Sector;

WHEREAS, Chemtura and Biosyn believe it is in their mutual benefit that Chemtura grant directly to CONRAD a similar non-exclusive license to the Licensed Technology to develop, manufacture and sell Products in Developing Countries for the Public Sector;

WHEREAS, the Second Milestone has not yet been achieved and Chemtura is willing to extend the period in which to achieve the Second Milestone to June 30, 2006; and

WHEREAS, Chemtura and Biosyn have agreed to make certain amendments to the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and intending to be legally bound, the parties agree as follows:

1. Definitions

All capitalized terms used herein shall have the meaning assigned to such terms in the License, except for the following terms which will have the following meanings:

"Developing Countries" means countries eligible for support from the Global Alliance for Vaccine Initiatives (GAVI) or successor organization, or which at the effective date of this Agreement are those countries with a Gross National Product of less than US $1,000 per capita per year, and at the effective date of this Agreement include those listed in Schedule I.

"Public Sector" means the U.S. government and/or the government of a Developing Country, or any nonprofit entity empowered by the U.S. government and/or the government of a Developing Country to act for said government in matters applicable to this Agreement, organizations within the United Nations system including the World Health Organization and UNICEF, and other nonprofit organizations when they purchase drugs or vaccines for delivery, manufacture and/or sale in the U.S. and Developing Countries.

2. Agreement and Acknowledgement of License Grant from Chemtura to CONRAD

2.1 Biosyn hereby acknowledges and agrees to the grant by Chemtura to CONRAD of a non-exclusive license in the Developing Countries under the Patents to make, have made, use, conduct research, import, export, offer for sale, sell and have sold Products, solely for the Public Sector in the Developing Countries in the Permitted Field of Use, and the permission granted to CONRAD to make, have made and conduct research on Products anywhere in the world provided that CONRAD may only offer for sale, sell, and have sold such Products solely for the Public Sector in the Developing Countries.

3. Amendments to the License

3.1 The portion of the third sentence of Section 5.2 of the License, which currently reads "If the Second Milestone has not been achieved on or before the date that is thirty (30) months from the date of achievement of the First Milestone," is amended and restated as follows:

"If the Second Milestone has not been achieved on or before June 30, 2006,"

3.2 The following sentence shall be added to the definition of "Net Sales" in Section 8.1 of the License:

> "Net Sales shall not include any amounts billed or invoiced for any Products sold in any Developing Country by Biosyn, any sublicensee, or any person or entity acting as agent to Biosyn or any sublicensee, and therefore no royalty shall be paid to Chemtura based on any sales of Product in any Developing Country."

3.3 The first sentence of Section 8.2 of the License is amended and restated in full as follows:

> "Initially the royalties under this Agreement shall be payable at the rate of twelve percent (12%) of Net Sales; provided, however, that when the aggregate of the payments made by Biosyn to Chemtura pursuant to Article 7 of this Agreement and royalty payments made by Biosyn to Chemtura pursuant to this Article 8 have reached sixty million dollars ($60,000,000), such royalty rate shall be reduced to ten percent (10%) and when the aggregate of the payments made by Biosyn to Chemtura pursuant to Article 7 of this Agreement and royalty payments made by Biosyn to Chemtura pursuant to this Article 8 have reached one hundred million dollars ($100,000,000), such royalty rate shall be reduced to four and one-half percent (4.5%)."

3.4 A new Section 19 shall be added to the License, which section shall read in full as follows:

"19. Right of Access

19.1 In the event of the institution against Biosyn, its parent corporation Cellegy Pharmaceuticals, Inc., or any successor to either of the foregoing, of voluntary proceedings in bankruptcy or under any insolvency law or law for the relief of debtors, the making by or on behalf of the other party of an involuntary petition under any bankruptcy or insolvency law, unless such petition is dismissed or set aside within ninety (90) days from the date of its filing, or the appointment for such party of a receiver or trustee, unless such appointment is dismissed or set aside within ninety (90) days from the date of such appointment, Biosyn shall provide Chemtura access to, and upon request provide copies of, all data and reports filed as a part of the Investigational New Drug Application for UC-781 up to the date of this Amendment and to such other data relating to UC-781 in Biosyn's possession as Chemtura shall reasonably request from time to time, which data and reports Chemtura may use, sell, license or otherwise transfer at its discretion."

3.5 All reference in the License to "Crompton" or "Crompton Corporation" shall be amended to read "Chemtura" or "Chemtura Corporation," respectively.

3.6 Other than as specifically amended pursuant to this Amendment, the License remains unchanged and in full force and effect.

4. Representations and Warranties

4.1 Chemtura represents and warrants to Biosyn that (a) Chemtura has been duly incorporated and is a validly existing under the laws of the State of Delaware; (b) Chemtura has taken all actions necessary to authorize it to enter into and perform its obligations under this Amendment; and (c) this Amendment is a legal, valid and binding obligation of Chemtura, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to creditors' rights and to general equitable principles.

4.2 Biosyn represents and warrants to Chemtura that (a) Biosyn has been duly incorporated and is a validly subsisting under the laws of the Commonwealth of Pennsylvania; (b)Biosyn has all requisite power and authority to enter into and perform all of its obligations under this Amendment and to carry out the transactions contemplated hereby in accordance with the terms and conditions set forth herein; and (b) this Amendment is a legal valid and binding obligation of Biosyn, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to creditors' rights and to general equitable principles.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to License Agreement to be executed by their respective authorized representatives on the date indicated above.

CHEMTURA CORPORATION

By: [signature]
Name: Gregory E. McDaniel
Title: Executive Vice President, Strategy & New Business Development, Global Technology

BIOSYN, INC.

By: ______________________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to License Agreement to be executed by their respective authorized representatives on the date indicated above.

CHEMTURA CORPORATION

By: ______________________
Name:
Title:

BIOSYN, INC.

By: ______________________
Name:
Title: